Exhibit 99.1

American States Water Company Announces Award of
Privatization Contract for Ft. Bliss, Texas

San Dimas, California, July 27, 2004 . . . American States Water Company (AWR:NYSE) announced today that its American States Utility Services, Inc.(“ASUS”) subsidiary has reached an agreement to own, operate and maintain the water and wastewater systems at Ft. Bliss, located near the City of El Paso, Texas, through a wholly-owned subsidiary, Fort Bliss Water Services Company. According to the agreement, the award of Ft. Bliss is estimated at more than $196 million over a 50-year period and is subject to periodic price re-determination adjustments and adjustments for changes in circumstances.

Fort Bliss Water Services Company, a wholly-owned subsidiary of American States Utility Services, Inc. will furnish all necessary labor, management, supervision, permits, equipment, supplies, materials, transportation and any other incidentals for the complete ownership, operation, maintenance, repair, upgrades and improvements to the utility systems.

The agreement is subject to obtaining regulatory approval from the Texas Commission on Environmental Quality and the expiration of a 90-day due diligence period during which time the transition will be undertaken.

Commenting on the award, McClellan Harris III, Sr. Vice President stated, “ASUS has identified a number of privatization opportunities at military facilities across the United States. The signing of this agreement, the first for ASUS, is an integral part of the growth strategy of American States Water Company. We look forward to continuing to provide the United States military with premier water and wastewater services.”

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	McClellan Harris III
Sr. Vice President -ASUS
Telephone: (714)689-1188 ext. 100